Exhibit 99(a)(1)(T)

SCG Financial Acquisition Corp. Announces Extension of Tender Offer

CHICAGO, IL – March 28, 2013 – SCG Financial Acquisition Corp. (NASDAQ:SCGQ) (OTCBB: SCGQU) (OTCBB: SCGQW) (“SCG”), a special purpose acquisition company, today announced that its previously announced tender offer, as amended, has been extended until 5:00 p.m. Eastern Time on April 5, 2013, unless otherwise terminated or further extended. The tender offer was previously scheduled to expire at 5:00 p.m. Eastern Time on April 3, 2013. Tender offer withdrawal rights have also been extended until 5:00 p.m. Eastern Time on April 5, 2013.

About SCG Financial Acquisition Corp.

SCG Financial Acquisition Corp. is a special purpose acquisition company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets. SCG was incorporated in Delaware on January 5, 2011. Its securities are quoted on the NASDAQ Capital Market (ticker: SCGQ) and the OTC Bulletin Board (tickers: SCGQU and SCGQW).

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

SCG is in the process of conducting a tender offer (the “Tender Offer”) with respect to all of the issued and outstanding SCG Common Shares, as described in the tender offer materials (including an offer to purchase, a related letter of transmittal and other offer documents) on Schedule TO, as amended, that SCG has filed with the Securities and Exchange Commission (the “SEC”).  Today SCG filed with the SEC amended tender offer materials, which contain important information that should be read carefully before any decision is made with respect to the Tender Offer.  The amended tender offer materials include, among other items, audited financial statements for Symon Holdings Corporation for its fiscal year ended January 31, 2013.  The tender offer materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.  Nothing contained herein is an offer to buy or a solicitation of an offer to sell securities. As of March 27, 2013, 1,343,214 SCG Common Shares have been tendered and not withdrawn.

Contacts

Investor: Michelle Sibley; 312-784-3952; msibley@sachscapitalgroup.com

Media: Shawn Roberts; 415-305-6456; shawn.roberts@tallgrasspr.com